Exhibit 99.3

NUVERRA ENVIRONMENTAL SOLUTIONS ANNOUNCES AGREEMENT

TO SELL THERMO FLUIDS INC. FOR $175 MILLION

SCOTTSDALE, Ariz. (March 10, 2014) — Nuverra Environmental Solutions (NYSE: NES) (“Nuverra” or “the Company”) today announced that it has entered into a definitive agreement to divest the Company’s Industrial Solutions segment, Thermo Fluids Inc. (“TFI”), to VeroLube, Inc. (“VeroLube”). VeroLube is developing two re-refineries with a patented technology, and focusing on a consolidation of the used oil industry.

Under the terms of the agreement, Nuverra will receive $165 million in cash and $10 million in VeroLube shares. The cash portion of the transaction is subject to adjustment based on the actual working capital conveyed at closing. The sale is expected to close in the second quarter of 2014, subject to customary conditions, including regulatory approval and final confirmatory legal and environmental due diligence. Nuverra intends to use the proceeds from the transaction to pay down debt and for general corporate purposes.

Mark Johnsrud, Nuverra’s Chief Executive Officer, stated, “I am very pleased to enter into this definitive agreement, which is consistent with the strategy we have previously discussed to focus exclusively on growing our core shale environmental solutions business. Our team has done a tremendous job executing our business transformation strategy, and while we have more to do, I am very excited about our Company and its future. I believe the vertical integration and consolidation strategy that the VeroLube and Canaccord Genuity team is focusing on is very compelling, and Nuverra is excited to receive VeroLube equity as part of our payment consideration.”

The transaction is subject to a financing condition and provides VeroLube until June 25, 2014 to fund and close the transaction. VeroLube has engaged the Canaccord Genuity Corp. (“Canaccord”) to complete the financing. Terry Lyons, the Chairman of VeroLube, has successfully grown a number of businesses, and currently serves or has served on the management team or board of a number of leading Canadian companies. More information on VeroLube, its Board of Directors, Advisory Board, and management team can be found on its website at www.verolube.com.

VeroLube’s business strategy is to consolidate the used oil collection industry and develop re-refineries using its patented ReGenTM process to recycle and process used oil. VeroLube believes its ReGenTM process allows for 75% of re-refined outputs to be high quality base oils for use as lubricants, with the ability to produce 50% of output as Group III base oils without hydro-treating. In addition, VeroLube believes the process allows for lower operating cost than alternative re-refining technologies.

Mr. Lyons commented: “TFI provides us with a significant platform and immediate scale, including established public company corporate support and accounting capabilities, to expand our business and execute on our consolidation strategy. We also see significant synergies between TFI’s collection volumes and VeroLube’s proprietary re-refinery process. We have engaged Canaccord as our financial advisor, and they have had numerous successes – including with some of my previous enterprises – in raising growth capital for compelling business models like VeroLube that introduce technological change and create added-value. I look forward to working with the team to deliver on this opportunity.”

Houlihan Lokey is serving as financial advisor to Nuverra and Squire Sanders is serving as Nuverra’s legal counsel on the transaction.

About Nuverra

Nuverra Environmental Solutions is among the largest companies in the United States dedicated to providing comprehensive and full-cycle environmental solutions to customers in energy and industrial end-markets. Nuverra focuses on the delivery, collection, treatment, recycling, and disposal of restricted solids, water, wastewater, used motor oil, spent antifreeze, waste fluids and hydrocarbons. The Company continues to expand its suite of environmentally compliant and sustainable solutions to customers who demand stricter environmental compliance and accountability from their service providers. Interested parties can access additional information about Nuverra on the Company’s web site at http://www.nuverra.com, and in documents filed with the United States Securities and Exchange Commission, on the SEC’s web site at http://www.sec.gov.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in the press release include, without limitation, forecasts of growth, revenues, business activity, adjusted EBITDA and pipeline expansion, statements regarding possible divestitures, timing of such divestitures, acquisitions, financings and other matters that involve known and unknown risks, uncertainties and other factors that may cause results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: difficulties encountered in acquiring and integrating businesses; uncertainties in evaluating goodwill and long-lived assets for potential impairment; potential financial impact of litigation; risks of successfully consummating expected transactions within the timeframes or on the terms contemplated, including risks that such transactions may fail to close due to unsatisfied closing conditions; whether certain markets grow as anticipated; pricing pressures; risks associated with our indebtedness; low oil and or natural gas prices; changes in customer drilling activities and capital expenditure plans; shifts in production into shale areas in which we currently do not have operations; control of costs and expenses; and the competitive and regulatory environment. Additional risks and uncertainties are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as well as the Company’s other reports filed with the United States Securities and Exchange Commission, which are available at http://www.sec.gov/ as well as the Company’s web site at http://nuverra.com/. As a result of the foregoing considerations and the other limitations of non-GAAP measures described elsewhere herein, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this presentation. All forward-looking statements are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Nuverra Environmental Solutions, Inc.

Liz Merritt, VP-Investor Relations & Communications

602-903-7802

ir@nuverra.com

- or -

The Piacente Group, Inc.

Brandi Piacente, President

212-481-2050

nuverra@tpg-ir.com

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